Rena Hozore Reiss Executive Vice President and General Counsel Law Department	7750 Wisconsin Avenue Dept. 52/923.30, Bethesda, MD 20814 (301) 380-5121 office rena.reiss@marriott.com

Exhibit 5.1

February 14, 2025

Ladies and Gentlemen:

I am an Executive Vice President and serve as General Counsel of Marriott International, Inc., a Delaware corporation (the “Company”). In that capacity I, together with other attorneys in the Company’s Law Department who have given substantive attention to the representation described in this paragraph (collectively, “we”), have acted as legal counsel to the Company in connection with the Company’s registration of securities on a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers up to $150,000,000 of Executive Deferred Compensation Plan Obligations (the “Obligations”) to be issued under the Marriott International, Inc. Executive Deferred Compensation Plan (the “Plan”).
We have examined or are otherwise familiar with the Registration Statement, the Plan, the Company’s restated certificate of incorporation and by-laws, such corporate proceedings as have occurred through the date hereof pertaining to the Plan, the Obligations, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.
Based on the foregoing and the assumptions that follow, we are of the opinion that the Obligations, when issued in accordance with the terms of the Plan will constitute legal, valid and binding obligations of the Company.
The foregoing opinions are subject to the following assumptions, qualifications, limitations and exceptions:
A.The Registration Statement has been filed and has become effective under the Act.
B.To the extent they relate to enforceability, the foregoing opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Exhibit 5.1
C.We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the Company’s Law Department in the prospectus that forms a part of the Registration Statement.

Very truly yours,
MARRIOTT INTERNATIONAL, INC. LAW DEPARTMENT
Rena Hozore Reiss
Executive Vice President and General Counsel